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                                                                   Exhibit 10.23

August 7, 2002

Mr. Mark Brady
102 Tropez Lane
Cary, NC 27511

Dear Mark,

         This letter is pursuant to your conversation with Ron Stanton and myself today regarding the termination of your employment, effective August 31, 2002.

         You will receive payment for all wages earned through August 31, 2002, in your paycheck issued on August 31, 2002. In addition, if you choose to sign and return the Release and Settlement Agreement within the specified timeframe and if you have complied with the terms of said Agreement, you will receive one payment equal to one week of your base compensation. The specific dollar amount of this severance is outlined in the Release and Settlement Agreement. Any severance paid to you would be subject to state and federal taxes. The original Release and Settlement Agreement should be returned to my attention on or before the specified date outlined in said Agreement.

         All benefits you participated in through LipoScience terminate at midnight on August 31, 2002. As discussed in our conversation on August 7, 2002, you have received paperwork pertaining to your health insurance benefits that requires your attention. Please read this information over carefully. With respect to COBRA coverage, completed and signed documents should be returned to my attention whether or not you elect COBRA coverage. If you elect COBRA, LipoScience will pay the premiums for you until you find other employment pursuant to the terms of the employment letter dated September 4, 2001, between LipoScience and you ("Agreement"). I would be happy to discuss these details with you at any time.

         Under the conditions of the Agreement, you will receive nine severance payments equal to one month of your August 31, 2002 base compensation each to be paid out on September 30/th/, October 31/st/, November 30/th/, December 31/st/ of 2002 and January 31/st/, February 28/th/, March 31/st/, April 30/th/, May 31/st/ of 2003. Any severance paid to you would be subject to state and federal taxes. The severance checks will be forwarded to you via regular mail.

         You will receive payment for two weeks of vacation based on your August 31, 2002 base compensation.

         The employment letter agreement also provides that until you obtain other employment (i) and if you choose to convert your life insurance policies, LipoScience will pay your premiums; and (ii) you will continue to receive a $1,000 per month auto allowance, net of applicable taxes; and (iii) you are eligible to receive up to $10,000 reimbursement for estate/financial planning expenses incurred and paid by you in 2002.

         As you are aware, as a condition of employment with LipoScience, you signed a Confidentiality, Inventions and Non-Competition Agreement dated January 1, 2001. Both current

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Mark Brady
August 7, 2002
Page 2 of 3

and former employees are bound by the terms of such Agreement. Please refer to the attached signed Confidentiality, Inventions and Non-Competition Agreement.

         Please mail a final business expense report with accompanying original receipts to Ron Stanton by August 31, 2002, in order for you to receive reimbursement for these expenses.

         It is important for you to cease calling on customers and to inform Ron Stanton of any upcoming programs, lunches, etc. that you had scheduled.

         You are expected to return all LipoScience property, including but not limited to, building access cards, building access keys, cell phone, and laptop as outlined in the Property List attached. In addition, if you have any other LipoScience property in your possession, such as software, literature, supplies, requisitions, vials, boxes, business files, business cards, client lists, etc., LipoScience would also expect you to return such property to LipoScience. All company property in your possession should be returned to my attention and received by August 15, 2002.

         Please sign this letter below and return one original to me.

Regards,

/s/ Donna M. Spindler
Donna M. Spindler
Director, Administration and Human Resources

I acknowledge understanding of the above and will return all company property to LipoScience or its representative by August 15, 2002. I also acknowledge that I do not have, have not made, nor have I distributed any copies of LipoScience's proprietary software or any other corporate software or documentation.

Signed:  /s/ Mark M. Brady                              8/14/02
        ---------------------------                   ---------------
         Mark M. Brady                                Date

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Mark Brady
August 7, 2002
Page 3 of 3

                                  Property List

The following is the property that should be returned to LipoScience, Inc. by August 15, 2002:

..  Building Access Card
..  Building Access Key
..  Laptop Computer
..  Any other LipoScience property not listed above


I will return all company property to LipoScience or its representative by August 15, 2002.

Signed:  /s/ Mark M. Brady                              8/14/02
        -----------------------                       --------------
         Mark M. Brady                                Date